                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 Swamp Hall Properties, L.P.                  Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Arvida/JMB Partners, L.P. XXAAU     (Month/Day/Year)
     (Last)     (First)     (Middle)            12/22/1998               ------------------------------------     4/16/1999
 1600 Rockland Road                        ----------------------------  5. Relationship of Reporting        7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                  Joint/Group
             (Street)                         Number of Reporting           (Check all applicable)              Filing Check
                                              Person (Voluntary)         _____ Director   __X__ 10% Owner       Applicable Line)
 Wilmington,         DE        19803          51-0385980                 _____ Officer    _____ Other (specify    Form filed by one
--------------------------------------     ----------------------------  (give title below)     below)          X Reporting Person
      (City)      (State)      (Zip)                                                                            --Form filed by
                                                                                                                  more than One
                                                                                                                  Reporting Person
                                                                               ---------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Units of limited partnership interest             106,200.4399                       I                           * * *
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   N/A
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Explanation of Responses: * * * See Attachment
                                                                                     /s/ Swamp Hall Properties, L.P.
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)
                                                                                     By: John F. Porter, III
                                                                                  Title: President, The Rockland Company
                                                                                         Managing General Partner of Swamp Hall
                                                                                         (Duly Authorized Representative)

     *** Attachment to Form 3 filed by Swamp Hall Properties, L.P. Reporting Beneficial Ownership of units of limited partnership of Arvida/JMB Partners,
                                      L.P.




Dated April 3, 1999

Explanation of Response: Pursuant to Instruction 5(b)(v), Swamp Hall Properties, L.P. (the "Swamp Hall") is the Reporting Person. The Alfred I. DuPont Testamentary Trust (the "Trust") is the sole limited partner of Swamp Hall and owns all of the outstanding stock in the corporate general partner of Swamp Hall. The St. Joe Company (the "Parent") and St. Joe Capital II, Inc. (the "Purchaser") purchased units of limited partnership interest of Arvida /JMB Partners, L.P. (the "Issuer"). The Trustees of the Trust also constitute all of the directors of the Nemours Foundation (the "Foundation"), which also directly and beneficially owns shares of common stock of the Parent and units of the Issuer. The beneficial ownership of the common stock of the Parent by Swamp Hall, the Rockland Company, the Trust, the Trustees and the Foundation has been reported on respective Forms 4 previously filed with the Commission on March 10, 1998 and January 28, 1999. 106,200.4339 units of the Issuer reported as being beneficially owned by Swamp Hall are jointly owned by the Parent and the Purchaser. Swamp Hall may be deemed the beneficial owner of such units of the Issuer by virtue of the fact that Swamp Hall directly owns 49,643,292 shares, representing 56.34% (1) of the outstanding common stock of the Parent. Swamp Hall declares that by filing this Form 3, Swamp Hall is not admitting beneficial ownership of any shares of the common stock of the Issuer directly owned by the Parent and disclaims the existence of, and its membership in, any "group" that includes the Parent as a member.

(1) This percentage is based on the number of shares issued and outstanding on March 12, 1999 in the Parent's Annual Report on form 10-K, dated March 30, 1999, the Parent's last public announcement as to the number of its shares of outstanding common stock.

                                     ******
                         NAMES/ADDRESSES OF GROUP FILERS

Swamp Hall Properties, L.P.                                                     John F. Porter
1650 Prudential Drive, Suite 300                                                1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                          Jacksonville, FL 32207

Winfred L. Thornton                                                             Herbert H. Peyton
1650 Prudential Drive, Suite 300                                                1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                          Jacksonville, FL 32207

Jacob C. Belin                                                                  Alfred I. duPont Testamentary Trust
1650 Prudential Drive, Suite 300                                                1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                          Jacksonville, FL 32207

William T. Thompson III                                                         The Nemours Foundation
1650 Prudential Drive, Suite 300                                                1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                          Jacksonville, FL 32207

Hugh M. Durden
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207




FORM 3                                                               PAGE 3 OF 6
SWAMP HALL PROPERTIES, L.P.

                          SIGNATURES

                                 Swamp Hall Properties, L.P.


                                 By: /s/ John F. Porter, III
                                    --------------------------------------------
                                 John F. Porter, III, President
                                 The Rockland Company,
                                 managing general partner of
                                 Swamp Hall Properties, L.P.
                                 (Duly Authorized Representative)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ William T. Thompson
                                 -----------------------------------------------
                                                    (Signature)


                                                William T. Thompson
                                 -----------------------------------------------
                                                      (Name)





FORM 3                                                               PAGE 4 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Hugh M. Durden
                                 -----------------------------------------------
                                                    (Signature)


                                                  Hugh M. Durden
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ John F. Porter III
                                 -----------------------------------------------
                                                    (Signature)


                                                John F. Porter III
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                               /s/ Herbert H. Peyton
                                 -----------------------------------------------
                                                    (Signature)


                                                 Herbert H. Peyton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)


                                        Alfred I. DuPont Testamentary Trust
                                 -----------------------------------------------
                                                  (Name of Trust)

                                                /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 3                                                               PAGE 5 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)


                                              The Nemours Foundation
                                 -----------------------------------------------
                                               (Name of Foundation)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 3                                                               PAGE 6 OF 6
SWAMP HALL PROPERTIES, L.P.